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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Daw Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DAW TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 14, 2002

To the Shareholders of

DAW TECHNOLOGIES, INC.:

        The Annual Meeting of Shareholders of Daw Technologies, Inc. (the "Company") will be held at the corporate offices of the Company, 2700 South 900 West, Salt Lake City, Utah, on Friday, June 14, 2002 at 3:00 p.m. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

  (1)
  To elect five (5) members of the Board of Directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

  (2)
  To consider such other matters as may properly come before the meeting.

        The Board of Directors has fixed the close of business on May 15, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS
Salt Lake City, Utah May 20, 2002	RANDY K. JOHNSON Secretary

IMPORTANT

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

DAW TECHNOLOGIES, INC.
2700 South 900 West
Salt Lake City, Utah 84119

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
JUNE 14, 2002
SOLICITATION OF PROXIES

        This Proxy Statement is being furnished to the shareholders of Daw Technologies, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Friday, June 14, 2002, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about May 20, 2002.

        The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

Record Date

        The Board of Directors has fixed the close of business on May 15, 2002 as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 3,759,303 shares of Common Stock and 411 shares of the Company's non-voting Series A Convertible Preferred Stock, $0.01 par value (the "Series A Preferred"). The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. The holders of the Series A Preferred are not entitled to vote at the Annual Meeting, but have been invited to attend the Annual Meeting.

Proxies

        Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the five (5) director nominees; and, in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

        The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or the absence of a quorum. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

        In the election of directors, shareholders will not be allowed to cumulate their votes. The five nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the matters to be voted upon at the meeting.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

        At the Annual Meeting, five (5) directors will be elected to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. All five (5) of the nominees for director identified below are currently directors of the Company.

        Shareholders do not have cumulative voting rights in the election of directors. Each shareholder is entitled to cast one vote for each share held for each director. Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election of each of the persons identified as nominees for directors below. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by the Board of Directors. The Board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

Nominees for Election as Directors

        The following sets forth information about each nominee for election as a director:

        Ronald W. Daw, 50, is a founder of the Company, and has been a director since 1987. From October 1992 to February 2001, Mr. Daw was the Chairman of the Board, President and Chief Executive Officer of the Company. From February 2001 to May 2001, Mr. Daw was Co-Chairman of the Board, and since May 2001 he has served as Vice-Chairman of the Board. From 1984 to 1988, Mr. Daw was the President of Daw Incorporated, an interior finish construction company. Since 1984, Mr. Daw has had broad experience in the cleanroom business. Mr. Daw is currently a member of the Board of Trustees of Westminster College, a private liberal arts college in Salt Lake City, and serves on the National Business Advisory Board for the David Eccles School of Business at the University of Utah. Mr. Daw received his Bachelor of Science degree in Accounting from the University of Utah.

        Robert J. Frankenberg, 55, has been a director of the Company since October 1996. From May 1997 to July 2000, he was President and Chief Executive Officer of Encanto Networks, Inc., a company that develops, manufactures and installs Internet products and services. From April 1994 to August 1996, Mr. Frankenberg was Chief Executive Officer and President of Novell, Inc., a software company. Mr. Frankenberg also served as Chairman of Novell from August 1994 to August 1996. Prior to joining Novell, Inc., he was Vice President and General Manager of the Personal Information Products Group at Hewlett Packard (HP) from 1990 to 1994. He has broad experience in the high tech industry, with specific knowledge of the semiconductor sector. Mr. Frankenberg is a former member of the San Jose State School of Engineering Advisory Board, where he earned a Bachelor of Science degree in Computing Engineering, and is a SEP graduate of Stanford's Graduate School of Business. Mr. Frankenberg serves as a member of the Board of Directors for ElectroGlas, Inc., National Semiconductor, Scansoft, and Secure Computing, Inc. During the past year he has served on the Company's Audit and Compensation Committees.

        James S. Jardine, 55, has been a director of the Company since October 1996. Mr. Jardine has been a practicing attorney for the law firm of Ray, Quinney & Nebeker since 1975, and currently serves as its Managing Director. He is a member of the Utah State Board of Regents, and served as outside General Counsel to the Salt Lake Organizing Committee for the Winter Olympic Games of 2002. Mr. Jardine earned his Juris Doctor from Harvard Law School and his Bachelor of Arts from the University of Utah. During the past year he has served on the Company's Audit Committee.

        Carl E. Snyder, 57, has been a director of the Company since October 2001. Mr. Snyder retired as an executive of Hewlett-Packard Company in June 2000. From March 1995 to June 2000 Mr. Snyder was Executive Managing Director of corporate procurement for Hewlett-Packard. From November 1991 to March 1995 he was Group General Manager of the Systems Technology Group of Hewlett-Packard. Mr. Snyder serves as a member of the Board of Directors for Redswitch.

        James C. Collings, 47, joined the Company in February 2002 as Chief Executive Officer and as a member of the Company's Board of Directors. From March 1998 to February 2002, Mr. Collings was a founder and Managing Director of Cornerstone Capital Group, LLC, a venture capital and leveraged buyout fund management company located in Salt Lake City, Utah. For approximately eight years prior to founding Cornerstone Capital Group, LLC, Mr. Collings was a corporate turnaround executive, serving as Chief Operating Officer and Chief Financial Officer of several companies in Colorado and California, including Colorado Directory Company, LLC, Vanguard Alliance Corporation, Tingley Homes, Inc., and Graphics Information, Inc. From July 1987 to February 1990 he was Chief Financial Officer of Kessler-Ehrlich Investments, Inc. a bond brokerage and investment banking firm located in Denver, Colorado, and prior to that he was a Certified Public Accountant with Laventhol & Horwath (1983-1987) and Deloitte, Haskins & Sells (1979-1983). He holds a Bachelor of Science degree in accounting from the University of Utah and a Master's degree in accounting from Brigham Young University.

        The following sets forth information about directors not standing for re-election as a director:

        Robert G. Chamberlain, 62, has been a director of the Company since 1991, and has been Chairman of the Board since May 2001. He was Co-Chairman of the Board from February 2001 until May 2001. Since September 2001 Mr. Chamberlain has been the Chief Executive Officer of Starview Technology, a startup database company. From May 1999 to July 2001, he was the President of AvantNet Semiconductor Operations of AvantCom Network, Inc., a software company whose products facilitate communications between process tools in an advanced manufacturing facility. From January 1996 to May 1999, he was President and Chief Executive Officer of Micromonitors, Inc., an instrumentation company in Bend, Oregon. From April 1993 to December 1995, Mr. Chamberlain was Senior Vice President and Manager of Operations in the Semiconductor Equipment Group for Watkins-Johnson Company. Mr. Chamberlain has thirty years of sales and marketing management experience in the semiconductor component and semiconductor equipment industry. Mr. Chamberlain holds a Masters of Business Administration degree from Stanford University and a Bachelor of Science degree in Engineering from Princeton University. He is on the board of directors of Triant Technologies of Nanaimo, BC and Semitool of Kalispell, MT. During the past year, Mr. Chamberlain has served as Chair of the Company's Compensation Committee and as a member of the Company's Corporate Governance Committee.

Board and Committee Meetings

        During the year ended December 31, 2001, the Board of Directors held four meetings. Each member attended at least 75% of all board meetings and applicable committee meetings held during the period he or she was a director of the Company. In January 2002 the Board adopted a policy that provides that failure to attend at least 75% of all Board or committee meetings is grounds for a director not being nominated to stand for re-election to the Board.

        The Board of Directors has a Compensation Committee that is responsible for determining and approving the compensation of the Company's officers, reviewing matters pertaining to the compensation of the Company's employees, and administering the Company's option plans. Members of the Compensation Committee are Robert G. Chamberlain (Chair), and Robert J. Frankenberg. Mr. Chamberlain is not standing for re-election to the Board, and he will therefore be replaced on the Compensation Committee at or shortly after the regular Board meeting following the Annual Meeting. Each member of the Committee is an independent director as defined in the Marketplace Rules of the Nasdaq Stock Market, Inc., on which the Common Stock was listed during 2001. The Compensation Committee met twice during 2001, and all of the committee members attended both meetings.

        The Board of Directors also has an Audit Committee that is responsible for monitoring and reviewing the adequacy of the Company's internal accounting and financial controls, reviewing the auditor reports and recommendations and interviewing and making recommendations to the Board of Directors for the selection of the Company's independent public accountants. The current members of the Audit Committee are James S. Jardine and Carl E. Snyder. Mr. Snyder was appointed to the Audit Committee when he joined the Board of Directors on October 29, 2001. Robert G. Teresi was a member, and acted as the chair, of the Audit Committee until his resignation from the Board of Directors for personal reasons on April 28, 2002. It is anticipated that Mr. Teresi will be replaced on the Audit Committee at or shortly after the regular meeting of the Board of Directors following the Annual Meeting. Each member of the Committee is an independent director as defined in the Marketplace Rules of the Nasdaq Stock Market, Inc., on which the Common Stock was listed during 2001. The Audit Committee met in person twice during 2001, and all of the committee members attended that meeting. In addition, the Audit Committee conferred approximately twelve times by telephone during 2001, primarily to discuss issues surrounding (a) the dismissal of Grant Thornton LLP and the engagement of Arthur Andersen LLP as the Company's independent auditors in August 2001, and (b) the restatement of the Company's previously issued financial statements for 1999, 2000 and the first two quarters of 2001. Each member of the Audit Committee participated in at least 75% of these telephonic Audit Committee conferences.

EXECUTIVE OFFICERS

        In addition to James C. Collings (see above), certain information is furnished with respect to the following executive officers of the Company as of April 30, 2002:

        Michael J. Shea, 42, has been President of the Company since February 2001. Mr. Shea rejoined the Company in August 1997 as Senior Vice President of Marketing and Sales, and was named Executive Vice President in September 2000. Mr. Shea was previously with the Company from 1987 to 1992. Prior to rejoining the Company in August 1997, he served from 1995 to 1997 as President of Scientific Air Systems (SAS), a Portland, Oregon-based manufacturer of cleanroom entry systems, fixtures and accessories. From 1992 to 1995, Mr. Shea was Senior Vice President, Marketing & Sales for Numa Technologies, a start-up company specializing in the fabrication and manufacturing of aluminum raised access flooring systems. Mr. Shea began his career in the cleanroom industry in 1979 with Liebert White Cube, Inc., a California-based company that designed, manufactured and constructed turnkey cleanrooms. He left Liebert White Cube in 1985 to join Mechanical Planning, Inc., a San Jose, California based mechanical HVAC consulting and engineering firm, where he served as Director of Business Development promoting engineering services to architects and end users in the Silicon Valley.

        Donald K. McCauley, 61, joined the Company on April 8, 2002 as its Chief Financial Officer. From December 1998 to June 2001, Mr. McCauley was Senior Vice President of Finance and Chief Financial Officer of Accom, Inc., which acquired Scitex Digital Video, Inc., a company at which Mr. McCauley held the same title from October 1995 to December 1998. Mr. McCauley was Vice President of Finance and Chief Financial Officer of ImMIX, Inc. from October 1994 until its acquisition by Scitex Digital, Inc. in September 1995. Prior to that, he was Vice President of Finance and Administration at ImMIX from December 1990 until September 1994. From May 1986 to December 1990 Mr. McCauley was Vice President of Finance and Treasurer of the Grass Valley Group, a subsidiary of Tektronix, and at the same time served as a group controller for Tektronix. Mr. McCauley has also held senior financial executive positions at Robert Bosch Corp. and Bell & Howell. He earned a bachelor's degree in electrical engineering from the University of Utah and an MBA from Northwestern University.

        Randy K. Johnson, 49, joined the Company in November 2000 as Vice President, Secretary and General Counsel. From May 1999 to November 2000, Mr. Johnson was Executive Vice President, Secretary and General Counsel of Venturi Technologies, Inc., a publicly held national carpet cleaning roll-up company. Prior to joining Venturi Technologies, Mr. Johnson was engaged in the private practice of law as "Of Counsel" with the Salt Lake City law firm of Mackey, Price & Williams from 1997 to May 1999, and as a partner in the Salt Lake City law firm of Fabian & Clendenin from 1988 to 1997. During the period 1987 to 1988 he was associated with the San Jose, California, law firm Rosenblum, Parish and Bacagalupi; from 1985 to 1987 he was Securities Counsel for the Fox Group of Companies in San Mateo, California; and from 1983 to 1985 he was an associate with the San Francisco law firm Sedgwick, Detert Moran & Arnold. From 1980 to 1983 Mr. Johnson was an associate with Snow, Christensen and Martineau in Salt Lake City. Mr. Johnson is a member of the State Bar of California and the Utah State Bar. He received an A.B. from the University of California at Berkeley and a J.D. from the Boalt Hall School of Law at the University of California at Berkeley.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the other executive officers of the Company whose annual salary and bonus paid during the year ended December 31, 2001 exceeded $100,000 (collectively the "Named Executive Officers").

Long Term Compensation
Annual Compensation
Name and Position					All Other Compensation(2)
	Year	Salary	Bonus	Options Granted(1)
Ronald W. Daw Chief Executive Officer(3)	2001 2000 1999	$145,384 163,880 201,077	$0 0 0	0 18,750 0	$14,052 10,270 10,520
Michael J. Shea(4) President	2001 2000 1999	$141,539 127,789 132,923	$43,718 0 0	15,000 6,250 0	$10,237 6,985 7,744
Bret J. Mendenhall(5) Chief Financial Officer	2001 2000 1999	$124,862 32,504 0	$10,718 0 0	7,500 1,250 0	$7,024 1,002 0
Randy K. Johnson(6) Vice President, Secretary and General Counsel	2001 2000 1999	$128,900 13,281 0	$8,718 0 0	7,500 1,250 0	$6,014 0 0

(1)
Takes into account a one-for-four reverse stock split completed in 2001.
(2)
Consists of matching contributions to the Company's 401(k) Plan and health insurance premiums paid to or on behalf of the named executive officers. For the years ended December 31, 2001, 2000 and 1999, such amounts were as follows: Ronald W. Daw, $4,431, $5,470 and $4,745 matching contributions and $9,621, $4,800 and $5,775 insurance premiums; Michael J. Shea, $4,223, $4,554 and $2,538 matching contributions and $6,014, $2,431 and $5,206 insurance premiums; Bret J. Mendenhall, $1,010 matching contributions in 2001, and $6,014 and $1,002 insurance premiums in 2001 and 2000, respectively; and Randy K. Johnson, $6,014 insurance premiums in 2001.

(3)
Mr. Daw resigned as Chief Executive Officer in February 2001, and left the full time employment by the Company in July 2001. He remains a director.
(4)
Mr. Shea became President of the Company in February 2001. Mr. Shea was Senior Vice President of the Company from August 1997 to September 2000, and was Executive Vice President of the Company from September 2000 until his appointment as President in February 2001.
(5)
Mr. Mendenhall joined the Company in August 2000. In April 2002, Mr. Mendenhall became Vice President Finance.
(6)
Mr. Johnson joined the Company in November 2000.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth information concerning individual grants of stock options to the Named Executive Officers during the year ended December 31, 2001.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year
Name			Exercise or Base Price	Expiration Date
					5%	10%
Ronald W. Daw	0	0%	$0.938	1/31/10	$0	$0
Michael J. Shea	15,000	16.5%	$2.12	3/1/11	$0	$0
Bret J. Mendenhall	7,500	8.25%	$2.12	3/1/11	$0	$0
Randy K. Johnson	7,500	8.25%	$2.12	3/1/11	$0	$0

(1)
The number of shares takes into account the Company's one-for-four reverse stock split that was completed on July 1, 2001.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

        The following table sets forth the number of shares of Common Stock received upon exercise and the aggregate dollar value realized upon exercise of options by the Named Executive Officers during the year ended December 31, 2001. The table also sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on December 31, 2001

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At FY-End ($) Exercisable/Unexercisable
Ronald W. Daw	0	$0	45,625/9,375	$0/$0
Michael J. Shea	0	$0	9,375/18,125	$0/$0
Bret J. Mendenhall	0	$0	625/8,125	$0/$0
Randy K. Johnson	0	$0	625/8,125	$0/$0

Director's Compensation

        The Company's non-employee directors are paid $1,000 for each meeting of the Board of Directors (or committee thereof) attended in person, $400 for each meeting of the Board of Directors at which such director participates by telephone, and $300 for each meeting of a committee of the Board of Directors at which such director participates by telephone. All of the directors are reimbursed for their expenses for each Board and committee meeting attended. In addition, each non-employee director of the Company receives options to purchase 1,250 shares of common stock in November of each year, for an exercise price equal to the then fair market value of the Company's common stock.

REPORT OF THE COMPENSATION COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 9 hereof shall not be deemed to be incorporated by reference into any such filings.

        The rules of the Securities and Exchange Commission ("SEC") addressing disclosure of executive compensation in proxy statements require a report from the Compensation Committee of the Board of Directors (the "Committee") addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, and (c) any relationship between such compensation and the Company's performance.

Compensation Committee

        This report was prepared by the Compensation Committee, which is composed of independent directors who are not employees of the Company. The current members of the Compensation Committee are Robert G. Chamberlain and Robert J. Frankenberg. Mr. Chamberlain will be replaced on the Compensation Committee at, or shortly after, the regular meeting of the Board of Directors following the Annual Meeting. The Compensation Committee has the responsibility for (a) reviewing, developing and establishing the Company's executive compensation policies, (b) all compensation matters for the Company's executive officers, including reviewing and establishing the amount and type of compensation provided to the Company's Chief Executive Officer, and (c) administering the Company's option plans.

Compensation Objectives and Policies

        In determining the amount and composition of compensation for the Company's executive officers and in administering the option plans, the Compensation Committee is guided by the following fundamental objectives and philosophies:

  •
  Providing a competitive compensation package that will allow the Company to attract and retain qualified and outstanding executive officers.

  •
  Providing a compensation package that is based on the performance of the Company as well as the individual contributions of the Company's executive officers.

  •
  Ensuring that a portion of an executive officer's compensation is variable and at risk, to be earned only if the Company and the executive officer meet projected performance levels.

  •
  Facilitating the acquisition of Common Stock by the executive officers through the granting of stock options in order to align the interests of shareholders and the executive officers.

Compensation Components

        The Company's compensation to its executive officers consists of three major components: (a) base salary; (b) short-term cash incentive awards; and (c) long-term incentive awards in the form of stock options.

        Base Salary.    The Compensation Committee establishes base salary based primarily on its subjective judgment taking into consideration both qualitative and quantitative factors. Among the factors considered by the Compensation Committee are: (a) salaries provided by other companies in the industry and companies of a comparable size to the Company located in the geographic area where the Company's headquarters are located as determined by the Compensation Committee based on its review of available industry and geographic compensation surveys; (b) the qualifications and performance of each executive officer; (c) the financial performance of the Company as measured by such factors as revenue growth, market share growth and earnings per share; and (d) for officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer as to salary and aggregate compensation levels. The Compensation Committee does not assign any specific weights to these factors in determining salaries, but it does place a greater emphasis on the salaries provided by other companies in order to ensure that the salaries provided by the Company are competitive and enable the Company to attract and retain qualified and outstanding executive officers.

        Cash Incentive Awards.    The Company also provides its executive officers with the opportunity to earn short-term cash incentive awards. Under this program, the Compensation Committee establishes a targeted level of Company performance for the year. In addition, certain performance goals for each of the Company's executive officers are established at the beginning of the year. A bonus range is then established, with the actual amount of the bonus being determined by the extent to which the targeted performance goals have been met or exceeded. The Compensation Committee also has the right to adjust the bonus levels at the end of the year based on its subjective determination as to the individual performance of each of the executive officers. The performance goals for the executive officers, other than the Chief Executive Officer, are proposed by the Chief Executive Officer and reviewed and approved or adjusted by the Compensation Committee. The Compensation Committee is responsible for establishing the performance goals for the Chief Executive Officer.

        Stock Options.    The Compensation Committee believes it is essential for all executive officers to receive stock options, thereby aligning the long-term interests of executive officers with those of the shareholders. The Compensation Committee awards stock options each year to the executive officers based on a subjective determination by the Compensation Committee concerning the position of the executive officer, the value of the executive officer's contributions to the performance of the Company, and the responsibilities associated with the executive officer's position. The Compensation Committee believes that the grant of options to executive officers is an important component of the Company's compensation package because it provides an incentive for executive officers to maximize the growth and profitability of the Company in order to increase their compensation, and provides an incentive for officers to continue their employment with the Company.

Chief Executive Compensation for 2001

        In February 2001 Ronald W. Daw resigned as Chief Executive Officer of the Company, and the Company did not have a Chief Executive Officer until February 2002 when James C. Collings joined the Company. Concurrently with the resignation of Mr. Daw, Michael J. Shea was promoted to the office of President of the Company and served as the senior executive officer of the Company until Mr. Collings' appointment in February 2002. The level of base salary for the Company's Chief Executive Officer is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies that compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is reevaluated each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance plays only a minor role in the determination of base salary for the Chief Executive Officer.

COMPENSATION COMMITTEE:
Robert G. Chamberlain Robert J. Frankenberg

PERFORMANCE GRAPH

        Set forth below is a graph comparing the cumulative shareholder return on the Common Stock against the cumulative total return on the CRSP Index for NASDAQ Stock Market (US Companies) and the CRSP Index for Nasdaq Stocks (SIC 3550-3559 US Companies) (an index composed of companies in the special industry machinery, except metalworking machinery, standard industrial classification) for the periods indicated. The graph assumes an initial investment of $100.00 with dividends reinvested over the periods indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DAW TECHNOLOGIES, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND PEER GROUP

      * $100 Invested on 12/31/96 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/96	12/97	12/98	12/99	12/00	12/01
DAW TECHNOLOGIES, INC.	100.00	65.91	40.91	22.73	19.31	10.45
NASDAQ STOCK MARKET (U.S.)	100.00	122.48	172.68	320.89	193.01	153.15
PEER GROUP	100.00	125.37	142.02	389.53	239.99	264.81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following tables set forth, as of April 30, 2002, information with respect to the Common Stock and the Series A Preferred owned beneficially by each director or nominee for director, by the Named Executive Officers, by all officers and directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock or Series A Preferred. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

Common Stock

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
J. Weston Daw(2) Beverly Daw 2700 South 900 West Salt Lake City, Utah 84119	684,660	(3)	18.1%
Ronald W. Daw(2) Tracey Daw 2700 South 900 West Salt Lake City, Utah 84119	626,896	(4)	16.4%
James C. Collings	-0-		**
Michael J. Shea	21,625	(5)	**
Bret J. Mendenhall	5,875	(6)	**
Randy K. Johnson	5,750	(7)	**
Robert G. Chamberlain	8,750	(8)	**
Robert J. Frankenberg	7,500	(9)	**
James S. Jardine	7,500	(10)	**
Carl E. Snyder	-0-		**
All Executive Officers and Directors as a Group (9 persons)	1,355,056	(11)	34.8%

**
Less than 1%.

(1)
Based on 3,759,303 shares of Common Stock outstanding as of April 30, 2002.

(2)
Ronald W. Daw is the son of J. Weston Daw.

(3)
Includes 373,386 shares owned jointly by J. Weston Daw and Beverly S. Daw, 292,524 shares held by J. Weston Daw, and 18,750 shares underlying presently exercisable warrants. Does not include shares of Common Stock underlying shares of Series A Preferred Stock (see below).

(4)
Includes 302,875 shares owned jointly by Ronald W. and Tracey Daw, 54,825 shares owned by the Ronald Daw Family Limited Partnership, 208,546 shares held by Ronald W. Daw, 25 shares held by Tracey Daw, 55,000 shares underlying presently exercisable options, and 5,625 shares underlying presently exercisable warrants. Does not include shares of Common Stock underlying shares of Series A Preferred Stock (see below).

(5)
Includes 20,000 shares underlying presently exercisable options.

(6)
Includes 4,375 shares underlying presently exercisable options.

(7)
Includes 4,375 shares underlying presently exercisable options.

(8)
Consists of 8,750 shares underlying presently exercisable options.

(9)
Consists of 7,500 shares underlying presently exercisable options.

(10)
Consists of 7,500 shares underlying presently exercisable options.

(11)
Consists of 131,875 shares underlying presently exercisable options.

Series A Preferred Stock

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Deephaven Private Placement Trading Limited 130 Cheshire Lane Minnetonka, Minnesota 55305	165(2)	39.7%
West End Maccabee Fund, L.P. 110 Colabaugh Pond Road Croton-on-Hudson, New York 10520	126(2)	30.3%
J. Weston Daw(3) 2700 South 900 West Salt Lake City, Utah 84119	85(2)	20.4%
Ronald W. Daw(3) 2700 South 900 West Salt Lake City, Utah 84119	15(2)	3.6%
WETI Global Fund Limited P.O. Box 1109 GT, Mary Street Grand Cayman, Cayman Islands BWI	25(2)	6.0%
All Executive Officers and Directors as a Group (9 persons)	15(2)	3.6%

(1)
Based on 416 shares of Series A Preferred outstanding as of April 30, 2002.

(2)
The Series A Preferred is currently convertible into shares of Common Stock at a rate equal to a fraction, the numerator of which is equal to $10,000 plus all accrued dividends, and the denominator of which is equal to the lesser of (a) $1.32 per share and (b) 80% of the average of the five lowest consecutive per share market values during the twenty-five trading days preceding the conversion date; provided that a holder of Series A Preferred may not convert shares of Series A Preferred to the extent that such a conversion would result in the holder owning more than 4.999% of the then outstanding shares of Common Stock. As of April 30, 2002, the outstanding shares of Series A Preferred were convertible into approximately 16 million shares of Common Stock.

(3)
Ronald W. Daw is the son of J. Weston Daw. Ronald W. Daw is a director of the Company.

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all reports required under Section 16(a) were timely filed during 2001.

Related Party Transactions

        James S. Jardine is a practicing attorney and Managing Director of the law firm of Ray, Quinney & Nebeker which provides legal services to the Company. The total amount paid by the Company to Ray, Quinney & Nebeker during the year ended December 31, 2001, was approximately $1,875. The amount paid to Ray, Quinney & Nebeker during 2001 was less than five percent of the consolidated gross revenue of either the Company or Ray, Quinney & Nebeker for the year 2001.

        In the regular course of its business, the Company periodically engages in construction-related transactions with Daw Incorporated, an interior finish construction company of which Ronald W. Daw, formerly the Chief Executive Officer of the Company, is a principal shareholder. These transactions include the Company's purchase of construction-related supplies and equipment and the Company's engagement of Daw Incorporated to perform construction services. The total amount paid by the Company to Daw Incorporated during the year ended December 31, 2001, was approximately $26,124. Management believes the terms of its transactions with Daw Incorporated have been at least as favorable as could be obtained from unaffiliated third parties. The amount paid to Daw Incorporated during 2001 was less than five percent of the consolidated gross revenue of either the Company or Daw Incorporated for the year 2001.

INDEPENDENT AUDITORS

General

        The Board of Directors has delegated to the Audit Committee the responsibility to work with the Company's management to review the qualifications of the accounting firm to serve as the Company's independent public accountants for the fiscal year ending December 31, 2002. Although the Board has no disagreements or differences with Arthur Andersen LLP and has generally been satisfied with its work, management and the Audit Committee have carefully considered events to date concerning Arthur Andersen LLP, including the U.S. Justice Department's recent action against the firm. Management and the Audit Committee will continue to monitor ongoing developments regarding Arthur Andersen LLP and, in its discretion, the Board may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders. Representatives of Arthur Andersen LLP are not expected to be present at the Annual Meeting.

Change of Independent Auditor

        On August 14, 2001, the Company dismissed Grant Thornton LLP as its independent auditor for the fiscal year ended December 31, 2001. The change in the Company's independent auditors was recommended by management and approved by the Board of Directors and by the Audit Committee. In connection with the audit of the Company's financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, and the subsequent interim period through August 14, 2001, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of Grant Thornton LLP would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of Grant Thornton LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 31, 2000 and December 31, 1999 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        Pursuant to the recommendation of management and the approval of the Board of Directors and the Audit Committee, on August 14, 2001 the Company appointed Arthur Andersen LLP as the Company's independent auditors for the fiscal year ended December 31, 2001. Beginning in the year 2000, the Company commenced using the services of the office of Arthur Andersen LLP located in Israel to provide advice regarding, and prepare reports in connection with, the Company's efforts to obtain a tax refund from the government of Israel. Notwithstanding this limited use of Arthur Andersen LLP's services in connection with this request for a tax refund, no consultations occurred between the Company and Arthur Andersen LLP during the two fiscal years and any interim period preceding the appointment of Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements, any matter that was subject to a disagreement with Grant Thornton LLP or any reportable event.

Audit Fees

        The fees of Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during the fiscal year were $595,000.

        The fees of Grant Thornton LLP for professional services rendered in connection with the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during the fiscal year ending December 31, 2001 were $14,161.

Financial Information Systems Design and Implementation Fees

        Neither Grant Thornton LLP nor Arthur Andersen LLP rendered any professional services to the Company in 2000 with respect to financial information systems design and implementation.

All Other Fees

        The fees of Arthur Andersen LLP for all other professional services rendered to the Company during 2001 were $245,000. Services provided by Arthur Andersen LLP consisted of general and specific tax and accounting advice, audits, review of SEC filings and review and advice regarding specific transactions.

Audit Committee Report

        Prior to the resignation of Robert G. Teresi from the Board of Directors in April 2002, the audit committee consisted of three outside directors, each of whom is independent of the management of the Company. It is anticipated that the vacancy on the Audit Committee created by the resignation of Mr. Teresi will be filled at or shortly after the regular meeting of the Board of Directors following the Annual Meeting. All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has had accounting or related financial management expertise.

        The following paragraphs comprise the report of the Audit Committee dated April 24, 2002, with respect to the fiscal year ended December 31, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

        Pursuant to its written charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee's responsibility is to monitor and review these processes. It is not our duty, nor our responsibility, to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management's representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company's consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company's consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of our Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact independent.

        Management has the primary responsibility for the Company's financial reporting practices and procedures, including the preparation of the Company's financial statements and the development and implementation of systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the Company's audited financial statements with management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the disclosures set forth in the financial statements.

        We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, we discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services provided by the auditors to the Company with their independence.

        We discussed with the Company's independent auditors the overall scope and plans for their audit. We met with the independent auditors, with and, as deemed advisable, without management present, to discuss the results of their examination, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. We also reviewed proposed interim financial statements as well as amended and restated financial statements with management and the independent auditors.

        In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

        In addition, we have worked closely with management to select the Company's independent auditors. In August 2001 we approved the dismissal of Grant Thornton LLP and the hiring of Arthur Andersen LLP as the Company's independent auditors for the year ended December 31, 2001. The primary reason for the change in auditors was a perceived weakness in the interactions between Grant Thornton's United States and European offices. The change in auditors was not a result of any disagreements between the Company and Grant Thornton LLP with respect to any accounting or auditing issues.

AUDIT COMMITTEE:
Robert G. Teresi, Chair James S. Jardine Carl E. Snyder

OTHER MATTERS

Other Business

        The Board of Directors does not know of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting of Shareholders and discussed above. If other matters should come before the Annual Meeting, however, the proxy holders will vote in accordance with their best judgment.

Proposals of Security Holders for 2003 Annual Meeting

        Shareholders desiring to submit proposals for the Proxy Statement for the 2003 Annual Meeting will be required to submit them to the Company in writing on or before March 15, 2003. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Additional Information

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, will be furnished without charge upon receipt of a written request. The exhibits to that Report will also be provided upon request and payment of copying charges. Requests should be directed to the Corporate Secretary, Daw Technologies, Inc., 2700 South 900 West, Salt Lake City, Utah 84119.

HOUSEHOLDING

        If you and others who share your mailing address own Common Stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as "householding," is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2001 Annual Report have been sent to your address. Each shareholder will continue to receive a separate voting instruction form.

        If you would like to receive an individual copy of the 2001 Annual Report or this Proxy Statement, we will send a copy to you upon request by mail to Corporate Secretary, Daw Technologies, Inc., 2700 South 900 West, Salt Lake City, Utah 84119 or by e-mail at rjohnson@dawtech.com.

        If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and include your name, the name of your brokerage firm or bank and your account number. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

Sample Proxy Card

        DAW TECHNOLOGIES, INC

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald K. McCauley and Randy K. Johnson, and each of them, each with full power of substitution, as proxies to vote at the Annual Meeting of Shareholders to be held on Friday, June 14, 2002, beginning at 3:00 p.m., (Mountain Daylight Time), at the offices of Daw Technologies, Inc., 2700 South 900 West, Salt Lake City, Utah 84119, and at all adjournments thereof, all shares of voting stock which the undersigned would be entitled to vote on matters set forth below if personally present:

1.	ELECTION OF DIRECTORS.
☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

RONALD W. DAW	JAMES S. JARDINE	ROBERT J. FRANKENBERG
CARL E. SNYDER	JAMES C. COLLINGS

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE LISTED NOMINEES FOR DIRECTOR. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

Dated:	, 2002	Signature:

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporation name by the President or by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.)

SHAREHOLDERS SHOULD MARK, SIGN AND RETURN THIS PROXY PROMPTLY TO ZIONS FIRST NATIONAL BANK IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG DAW TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND PEER GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT AUDITORS
OTHER MATTERS
HOUSEHOLDING
Sample Proxy Card